Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement of The Bank of Kentucky Financial Corporation on Form S-3 (333-163365) of our report, dated March 9, 2010, on the consolidated financial statements and the effectiveness of internal control over financial reporting of The Bank of Kentucky Financial Corporation, which report appears in the Annual Report on Form 10-K of The Bank of Kentucky Financial Corporation for the year ended December 31, 2009 and to the reference to us under the heading “Experts” in the prospectus.

/s/    Crowe Horwath LLP

Indianapolis, Indiana

November 5, 2010